Putnam Absolute Return 700

10/31/16 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:




72DD1 Class A	 27,123
      Class B	  1,772
      Class C	 12,839
      Class M  	    440

72DD2 Class R	    114
      Class R5       1
      Class R6     536
      Class Y	 50,507

73A1 Class A   $0.78
     Class B    0.70
     Class C    0.71
     Class M    0.73


73A2 Class R    0.75
     Class R6   0.82
     Class Y    0.81


74U1	Class A    28,049
	Class B     2,600
	Class C    16,963
	Class M       615

74U2	Class P     6,320
     Class R       167
     Class R6      689
     Class Y    53,292

74V1	Class A   11.28
	Class B   11.01
     Class C   10.99
	Class M   11.08

74V2	Class P    11.31
     Class R    11.15
     Class R6   11.35
     Class Y    11.31



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.